Preliminary Prospectus Supplement
(To Prospectus Dated January 31, 1996)
J.P. Morgan & Co. Incorporated
[$100,000,000]
[ ]% Exchangeable Notes Due           , 2003
(Exchangeable for Basket of Consumer Stocks)
Issue Price:  100%

The [ ]% Exchangeable Notes Due [ ], 2003 (the "Notes"), are being offered by J.P. Morgan & Co. Incorporated, a Delaware corporation ("J.P. Morgan"). The Notes will mature on [ ], 2003. Interest on the Notes, at the rate of [ ] of the principal amount per annum, is payable semi-annually on [ ] and [ ], commencing [ ], 1996, unless previously redeemed or exchanged. Notes are not subject to any sinking fund prior to maturity.

Each Note will be exchangeable at the option of the holder following May [ ], 1996, and on or prior to maturity, unless previously redeemed, for the the value (the "Basket Value") of a basket (a "Basket of Consumer Stocks") consisting of a fixed number of shares of certain stocks (the "Consumer Basket Stocks") as specified below under "Consumer Basket Stocks" (the "Basket Value"), at an exchange rate of [ ] Baskets of Consumer Stocks per $1,000 principal amount of Notes. The Basket Value as of the date of this Prospectus Supplement is [approximately $100.00]. The number of shares of each Basket Stock comprising a Basket of Consumer Stocks (collectively, the "Basket Composition"; and with respect to each Consumer Basket Stock, the "Basket Composition Amount") will be subject to adjustment upon the occurrence of certain events affecting the Consumer Basket Stocks.

The Notes are not redeemable by J.P. Morgan prior to [ ], 1999. On and after that date, the Notes are redeemable in cash at the option of J.P. Morgan, in whole or in part, at the full principal amount, together with accrued interest to the date fixed for redemption.

The Notes will be represented by Global Securities registered in the name of the nominee of The Depository Trust Company, which will act as the Depository. Interests in the Notes represented by Global Securities will be shown on, and transfers thereof will be effected only through, records maintained by the Depository and its direct and indirect participants. Except as described herein, Notes in definitive form will not be issued. Settlement for the Notes will be made in immediately available funds. The Notes will trade in the Depository's Same-Day Funds Settlement System and secondary market trading activity for the Notes will therefore settle in immediately available funds. All payments of principal and interest will be made by J.P. Morgan in immediately available funds or the equivalent.

For a discussion of certain United States federal income tax consequences for holders of Notes, see "Certain United States Federal Income Tax Considerations."

J.P. Morgan is not affiliated with any issuer of a Consumer Basket Stock (each, a "Consumer Basket Company") and no Consumer Basket Company has any obligations with respect to the Notes. See "Risk Factors--No
Affiliation Between J.P. Morgan and Consumer Basket Companies."

The Notes will not be listed on any stock exchange.


PROSPECTIVE INVESTORS ARE ADVISED TO CONSIDER CAREFULLY THE INFORMATION CONTAINED UNDER "RISK FACTORS".

THESE SECURITIES ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER
OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT
INSURANCE CORPORATION OR ANY OTHER FEDERAL AGENCY.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

-----------------------------------------------------------------------
                      Price to          Underwriting    Proceeds to
                      Public (1)        Compensation    J.P. Morgan (1)

Per Notes........... 100.00%            0.2000%         99.8000%
Total............... $                  $               $
-----------------------------------------------------------------------
(1) Plus accrued interest, if any, from [ ], 1996 to the date of delivery.

The Notes are offered subject to receipt and acceptance by the Underwriter, to prior sales and to the Underwriter's right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the Notes will be made at the office of J.P. Morgan & Co. Incorporated, 60 Wall Street, New York, New York, or through the facilities of The Depository Trust Company, on or about [ ], 1996.


J.P. Morgan & Co.


[     ] , 1996

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES AND THE CONSUMER BASKET STOCKS AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NYSE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

             Incorporation of Certain Documents by Reference

J.P. Morgan hereby incorporates by reference in this Prospectus Supplement J.P. Morgan's Annual Report on Form 10-K for the year ended December 31, 1994 (included in its Annual Report to Stockholders), J.P. Morgan's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995, and J.P. Morgan's Reports on Form 8-K dated January 12, 1995, February 14, 1995, February 27, 1995, April 13, 1995, May 23, 1995, June 21, 1995, July 13, 1995, July 18,
1995, October 12, 1995, December 13, 1995, December 14, 1995, January 11, 1996, February 6, 1996, and February 23, 1996, heretofore filed pursuant to Section 13 of the 1934 Act.

In addition, all reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date of this Prospectus Supplement and prior to the termination of the offering of the Notes shall be deemed to be incorporated by reference into this Prospectus Supplement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus Supplement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus Supplement.

J.P. Morgan will provide without charge to each person, including any beneficial owner, to whom this Prospectus Supplement is delivered, on the written or oral request of any such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents). Written requests should be directed to the Office of the Secretary, J.P. Morgan & Co. Incorporated, 60 Wall Street, New York, New York 10260-0060. Telephone requests may be directed to
(212) 648-1440.

                              Risk Factors

As described in more detail below, the trading price of the Notes may vary considerably prior to maturity (including by acceleration or otherwise, "Maturity") due to, among other things, fluctuations in the price of each Consumer Basket Stock and other events that are difficult to predict and beyond J.P. Morgan's control.

No Affiliation Between J.P. Morgan and Consumer Basket Companies

J.P. Morgan is not affiliated with any Consumer Basket Company and, although J.P. Morgan has no knowledge of any event that would have a material adverse effect on any Consumer Basket Company or on the price of any Consumer Basket Stock, such events are beyond J.P. Morgan's ability to control and are difficult to predict.

No Consumer Basket Company has any obligations with respect to the Notes, including any obligation to take the needs of J.P. Morgan or of holders of the Notes into consideration for any reason. No Consumer Basket Company will receive any of the proceeds of the offering of the Notes made hereby and no such company is responsible for, or has participated in, the determination or calculation of the Basket Composition. No Consumer Basket Company is involved with the administration or trading of the Notes or has any obligations with respect to the Consumer Basket Stocks receivable by holders upon any exchange of Notes for a Basket of Consumer Stocks.


Possible Illiquidity of the Secondary Market

It is not possible to predict how the Notes will trade in the secondary market or whether such market will be liquid or illiquid. The Notes are novel and innovative securities and there is currently no secondary market for the Notes. The Underwriter currently intends, but is not obligated, to make a market in the Notes. There can be no assurance that a secondary market will develop or, if a secondary market does develop, that it will provide the holders of the Notes with liquidity of investment or that it will continue for the life of the Notes.

The Notes will not be listed or traded on any securities exchange or trading market. Thus, pricing information for the Notes may be more difficult to obtain and the liquidity of the Notes may be less than if the Notes were listed or traded on a securities exchange or trading market.

The Calculation Agent

Because the Calculation Agent is an affiliate of J.P. Morgan, potential conflicts of interest may exist between the Calculation Agent and the holders of the Notes, including with respect to the determination of the existence of a Market Disruption Event during any Determination Period. See "Exchange Rights" and "The Calculation Agent".




                             Use of Proceeds

A portion of the proceeds to be received by J.P. Morgan from the sale of the Notes may be used by J.P. Morgan or one or more of its subsidiaries to acquire Consumer Basket Stocks, instruments convertible into Consumer Basket Stocks or listed or over-the-counter options contracts in, or other derivative or synthetic instruments related to, Consumer Basket Stocks. The balance of such proceeds will be used for general corporate purposes. From time to time after the initial offering and prior to the maturity of the Notes, depending on market conditions (including the market price of Consumer Basket Stocks), in connection with hedging with respect to the Notes, J.P. Morgan expects that it or one or more of its subsidiaries will increase or decrease their initial hedging positions using dynamic hedging techniques and may take long or short positions in Consumer Basket Stocks, in listed or over- the-counter options contracts in, or other derivative or synthetic instruments related to, Consumer Basket Stocks. In addition, J.P. Morgan or one or more of its subsidiaries may purchase or otherwise acquire a long or short position in the Notes from time to time and may, in its sole discretion, hold or resell such Notes. J.P. Morgan or one or more of its subsidiaries may also take positions in other types of appropriate financial instruments that may become available in the future. To the extent that J.P. Morgan or one or more of its subsidiaries have a long hedge position in any Consumer Basket Stocks or options contracts in, or other derivative or synthetic instruments related to any Consumer Basket Stocks, J.P. Morgan or one or more of its subsidiaries may liquidate a portion of their holdings at or about the time of the maturity of the Notes. Depending, among other things, upon future market conditions, the aggregate amount and the composition of such positions are likely to vary over time.


                     J.P. Morgan & Co. Incorporated

J.P. Morgan, whose origins date to a merchant banking firm founded in London in 1838, is the holding company for a group of global subsidiaries that provide a wide range of financial services to corporations, governments, financial institutions, institutional investors, professional firms, privately held companies, nonprofit organizations, and financially sophisticated individuals. J.P. Morgan's activities are summarized in the accompanying Prospectus.

                         Consumer Basket Stocks

Following are the Consumer Basket Stocks comprising a Basket of Consumer Stocks, indicating (by percentages and by number of shares) the proportion of each comprising the initial Basket Composition:

===========================================================================
                                        Initial Basket      Initial Basket
                                        Composition         Composition
Consumer Basket Company                 Amount              Percentage
---------------------------------------------------------------------------
Archer Daniels Midland Co. Common       0.126667              [2.296]
Stock

ConAgra Inc. Common Stock               0.059993              [2.535]

Campbell Soup Co. Common Stock          0.060620              [3.865]

CPC Intl. Inc. Common                   0.035464              [2.465]

General Mills Inc. Common Stock         0.038714              [2.289]

H.J. Heinz Co. Common Stock             0.089946              [3.103]

Hershey Foods Corp. Common Stock        0.018836              [1.439]

Kellogg Co. Common Stock                0.052904              [4.100]

Quaker Oats Co. Common Stock            0.032680              [1.115]

Ralston Purina Co. Ral-Pur GP           0.025781              [1.737]

Sara Lee Corp. Common Stock             0.117778              [3.901]

Wm Wrigley Jr. Co. Common Stock         0.028262              [1.727]

Colgate Palmolive Common Stock          0.035423              [2.838]

Clorox Co. Del. Common Stock            0.012631              [1.080]

Kimberly Clark Corp. Common Stock       0.067919              [5.315]

Procter & Gamble Corp. Common Stock     0.167018              [14.238]

Coca Cola Co. Common Stock              0.305210              [25.180]

Pepsico Inc. Common Stock               0.191717              [12.078]

Alberto Culver Co. Class B Convertible  0.006759              [0.263]
Stock

Avon Products Inc. Common Stock         0.016513              [1.424]

Gillette Co. Common Stock               0.107975              [5.655]

International Flavors and Fragrances    0.027000              [1.357]
Common Stock


According to publicly available documents, each Consumer Basket Company is subject to the informational requirements of the Exchange Act. Accordingly, each Consumer Basket Company files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Copies of such registration statements, reports, proxy statements and other information may be inspected and copied at certain offices of the Commission.

This Prospectus Supplement relates only to the Notes offered hereby and does not relate to any Consumer Basket Stock. All disclosures contained in this Prospectus Supplement regarding Consumer Basket Companies are derived from the publicly available documents described in the preceding paragraph. J.P. Morgan has not participated in the preparation of such documents and has not made any due diligence inquiry with respect to the information provided therein. There can be no assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of any Consumer Basket Stock have been publicly disclosed.

J.P. Morgan or one or more affiliates may presently be engaged or may from time to time engage in business with any Consumer Basket Company, including extending loans to or making equity investments in Consumer Basket Companies or providing advisory services (such as merger and acquisition advisory services) to Consumer Basket Companies. In the course of such actions, J.P. Morgan or such affiliates may acquire non-public information with respect to Consumer Basket Companies. Additionally, J.P. Morgan or its affiliates may publish research reports with respect to Consumer Basket Companies. However, J.P. Morgan does not make any representation to any purchaser of Notes with respect to any matters whatsoever relating to any Consumer Basket Companies. Any prospective purchaser of Notes should undertake an independent investigation of the Consumer Basket Companies to make an informed decision with respect to a potential investment in Consumer Basket Stocks.

       Price Range and Dividend History of Consumer Basket Stocks

The following table sets forth, for the periods indicated, the high and low bid and offer prices of each Consumer Basket Stock as reported on the NYSE Composite Tape and cash dividends per share of each Consumer Basket Stock:

                 ARCHER DANIELS MIDLAND CO COMMON STOCK
                           Trading Symbol--ADM

                              Trading Price
                     High                  Low                 Dividend
          1992       17 31/32              12 17/64             0.05553
          1993       16 45/64              12 43/64             0.05832
          1994       20 1/8                13 17/32             1.56123
          1995       20                    14 9/32              0.12143
          1996       19 5/8                16 3/4               0.05000



                        CONAGRA INC. COMMON STOCK
                           Trading Symbol--CAG

                              Trading Price
                     High                   Low                Dividends
          1992       35 3/4                 24 1/2              0.056000
          1993       33 5/8                 22 3/4              0.645000
          1994       33 1/8                 25 1/2              0.747500
          1995       41 3/4                 29 3/4              0.860000
          1996       47 1/8                 41 3/8              0.23750



                     CAMPBELL SOUP CO. COMMON STOCK
                           Trading Symbol--CPB

                              Trading Price
                      High                   Low               Dividends
          1992        45 1/4                 31 1/2            No dividends
          1993        45 3/8                 35 1/4            available
          1994        46                     34 1/4            in
          1995        61 1/4                 41                date
          1996        67 3/8                 58                range.

                       CPC INTL. INC. COMMON STOCK
                           Trading Symbol--CPC

                              Trading Price
                        High                 Low                Dividends
          1992          51 5/8               39 3/4              1.20000
          1993          51 1/8               39 7/8              1.38000
          1994          55 5/8               44 1/4              1.38000
          1995          74 1/2               51 5/8              1.10000
          1996          75 1/2               67 5/8              0.38000



                     GENERAL MILLS INC. COMMON STOCK
                           Trading Symbol--GIS

                              Trading Price
                         High                Low                 Dividends
          1992           75 7/8               58 3/4               1.78000
          1993           74 1/8               56 7/8               1.78000
          1994           62 1/4               49 3/8               1.41000
          1995           64 5/8               49 3/4               13.2550
          1996           60 1/2               52 7/8               0.97000



                       H.J. HEINZ CO. COMMON STOCK
                           Trading Symbol--HNZ

                              Trading Price
                         High                Low                Dividends
          1992           30 21/64            23 27/64             0.76000
          1993           30 11/64            22 3/4               0.84000
          1994           26                  20 1/2               0.92000
          1995           34 7/8              24 1/4               1.03000
          1996           36 5/8              32 1/4               0.26500



                    HERSHEY FOODS CORP. COMMON STOCK
                           Trading Symbol--HSY

                              Trading Price
                         High                Low                 Dividends
          1992           48 3/8              38 1/4                1.03000
          1993           55 7/8              43 1/2                1.14000
          1994           53 1/2              41 1/8                1.25000
          1995           67 7/8              48                    1.37000
          1996           81 1/4              63 7/8                0.36000

                               KELLOGG CO
                            Trading Symbol--K

                              Trading Price
                          High               Low          Dividends
          1992           75 3/8            54 3/8          1.20000
          1993           67 7/8            47 1/4          1.32000
          1994           60 3/4            47 3/8          1.40000
          1995           79 1/2            52 1/2          1.50000
          1996           80 5/8            72 1/2          0.39000



                      QUAKER OATS CO. COMMON STOCK
                           Trading Symbol--OAT

                              Trading Price
                         High                Low          Dividends
          1992         37 3/16             25 1/8          0.91000
          1993         38 1/2              30 3/16         1.01000
          1994         42 1/2              29 11/16        1.10000
          1995         37 1/2              30 3/8          1.14000
          1996         35 7/8              32 3/4          0.28500



                      RALSTON PURINA CO. RAL-PUR GP
                                Trading Symbol--RAL

                            Trading Price
                         High                Low           Dividends
          1992          58 7/8              40 7/8          1.20000
          1993          52 1/8              33 1/2          2.75700
          1994          46 3/8              33 1/2          6.53300
          1995          67                  43 1/2          1.20000
          1996          68 1/4              57 7/8          0.30000



                       SARA LEE CORP. COMMON STOCK
                           Trading Symbol--SLE

                              Trading Price
                         High                 Low          Dividends
          1992          32 7/16              23 5/16        0.44750
          1993          31 1/8               21             0.59500
          1994          26                   19 3/8         0.65000
          1995          33 3/4               24 1/4         0.70000
          1996          35 1/2               29 7/8         0.19000

                     WM WRIGLEY JR. CO. COMMON STOCK
                           Trading Symbol--WWY

                              Trading Price
                        High                  Low           Dividends
          1992         39 7/8                22 1/8          0.61999
          1993         46 1/8                29 1/2          0.75000
          1994         53 7/8                38 1/8          0.90000
          1995         54                    42 7/8          0.96000
          1996         62 7/8                52 1/4          0.34000



                   COLGATE PALMOLIVE CO. COMMON STOCK
                           Trading Symbol--CL

                              Trading Price
                        High                  Low           Dividends
          1992        60 5/8                 45 1/8          1.15000
          1993        67 1/4                 46 3/4          1.34000
          1994        65 3/8                 49 1/2          1.18000
          1995        77 3/8                 58              1.76000
          1996        84                     8 7/8           0.47000



                      CLOROX CO. DEL. COMMON STOCK
                           Trading Symbol--CLX

                              Trading Price
                        High                  Low           Dividends
          1992        52                     39 1/2          0.165000
          1993        55 3/8                 44              0.177000
          1994        59 1/2                 47              0.186000
          1995        79 1/4                 55 1/4          0.202000
          1996        89 3/8                 70              0.530000



                    KIMBERLY CLARK CORP. COMMON STOCK
                           Trading Symbol--KMB

                              Trading Price
                        High                  Low           Dividends
          1992        63 1/4                 46 1/4          1.64000
          1993        62                     44 5/8          1.72000
          1994        60                     47              1.76000
          1995        83                     47 1/4          9.47500
          1996        83                     75 1/8          0 .46000

                   PROCTER & GAMBLE CORP. COMMON STOCK
                           Trading Symbol--PG

                              Trading Price
                        High                  Low           Dividends
          1992        55 3/4                 45 1/8          1.07500
          1993        58 7/8                 45 1/4          1.16000
          1994        64 5/8                 51 1/4          1.42000
          1995        89 1/2                 60 5/8          1.50000
          1996        90 5/8                 81 1/8          0.40000



                       COCA COLA CO. COMMON STOCK
                           Trading Symbol--KO

                              Trading Price
                        High                  Low           Dividends
          1992        45 3/8                 35 9/16         0.56000
          1993        45 1/8                 37 1/2          0.68000
          1994        53 1/2                 38 7/8          0.78000
          1995        80 3/8                 48 3/4          0.88000
          1996        84 3/8                 72 1/8



                        PEPSICO INC. COMMON STOCK
                           Trading Symbol--PEP

                              Trading Price
                        High                  Low           Dividends
          1992        43 3/8                 30 1/2          0.51000
          1993        43 5/8                 34 1/2          0.61000
          1994        41 1/8                 29 1/4          0.70000
          1995        58 3/4                 33 7/8          0.78000
          1996        66 7/8                 54 1/2          0.20000



              ALBERTO CULVER CO. CLASS B CONVERTIBLE STOCK
                           Trading Symbol--ACV

                              Trading Price
                        High                  Low           Dividends
          1992        32                     21 1/4          0.26000
          1993        28 1/4                 20 1/8          0.26000
          1994        27 3/8                 19 3/8          0.28000
          1995        36 1/2                 25 7/8          0.32000
          1996        39 3/8                 32 1/2          0.09000

                     AVON PRODUCTS INC. COMMON STOCK
                           Trading Symbol--AVP

                              Trading Price
                        High                  Low           Dividends
          1992        60 1/4                 44              1.50000
          1993        64 3/8                 47 5/8          1.70000
          1994        63 5/8                 48 3/8          1.90000
          1995        78 3/8                 54              2.10000
          1996        88 5/8                 72 5/8          0.58000



                        GILLETTE CO. COMMON STOCK
                            Trading Symbol--G

                              Trading Price
                        High                  Low           Dividends
          1992        30 5/8                 21 15/16        0.34750
          1993        31 7/8                 23 11/16        0.40000
          1994        38 1/4                 28 7/8          0.48000
          1995        55 3/8                 35 3/8          2.575000
          1996        57 7/8                 50              0.150000



                  INTERNATIONAL FLAVORS AND FRAGRANCES
                              COMMON STOCK
                            Trading Symbol--IFF

                               Trading Price
                        High                  Low           Dividends
          1992        38 3/4                 31 1/2          0.88001
          1993        39 53/64               33              1.02000
          1994        47 7/8                 35 5/8          1.12000
          1995        55 7/8                 45 1/8          1.27000
          1996        51 7/8                 47 1/8

J.P. Morgan makes no representation as to the amount of dividends, if any, that any Consumer Basket Company will pay with respect to any Consumer Basket Stock in the future. In any event, holders of Notes will not be entitled to receive any dividends that may be payable on any Consumer Basket Stock. See "Description of Notes."

Although historical data with respect to the Consumer Basket Stocks is included in these offering materials, investors should understand that historical performance should not be taken as an indication of future performance, and no assurance can be given, and none is intended to be given, that the future performance of the Consumer Basket Stocks will reflect past performance.

HOLDERS OF NOTES WILL HAVE NO RIGHT TO RECEIVE THE CONSUMER BASKET
STOCKS.

                          Description of Notes

The following description of the particular terms of the Notes supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of Debt Securities set forth in the Prospectus, to which description reference is hereby made.


General

The Notes are a single series of Debt Securities (as defined in the Prospectus), to be issued under an indenture dated as of August 15, 1982 and all indentures supplemental thereto, including the First Supplemental Indenture dated as of May 5, 1986 and the Second Supplemental Indenture dated as of February 27, 1996 (collectively referred to as the "Indenture"), between J.P. Morgan and First Trust of New York, National Association, successor to Chemical Bank (formerly Manufacturers Hanover Trust Company), as trustee (the "Trustee").

The Notes will be unsecured and will rank on a parity with all other unsecured and unsubordinated indebtedness of J.P. Morgan. The Notes will be limited to [$100,000,000] aggregate principal amount. The Notes will mature on [ ], 2003. In the future J.P. Morgan may issue additional Debt Securities or other securities with terms similar to those of the Notes.

Each Note will bear interest at the rate of [ ]% of the principal amount per annum from [ ], 1996. Interest on the Notes will be payable semi-annually in arrears on each [ ], and [ ], commencing [ ], 1996 (each, an "Interest Payment Date"), to the persons in whose names the Notes are registered at the close of business on the [last] day of the calendar month immediately preceding such Interest Payment Date; provided that accrued and unpaid interest from the Interest Payment Date preceding any Redemption Date (as defined below) shall be payable on such Redemption Date to any holder of record on the [ ] day prior to such Redemption Date who following provision of notice from J.P. Morgan regarding such redemption but prior to such Redemption Date exchanges Notes called for redemption on such date; provided further, that interest payable at maturity shall be payable to the person to whom the principal is payable on such date. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months. If an Interest Payment Date falls on a day that is not a Business Day (as defined below), the interest payment to be made on such

Interest Payment Date will be made on the next succeeding Business Day with the same force and effect as if made on such Interest Payment Date, and no additional interest will accrue as a result of such delayed payment.

The principal amount of each Note is payable at Maturity (including as a result of acceleration or otherwise). Interest on and principal of the Notes will be payable at the office of the Trustee. The Notes will be issued only in fully registered form in denominations of $1,000 of principal amount or an integral multiple thereof. Notes may be presented for exchange and for registration of transfer at the office of the Trustee. See "Book Entry System" below.

The Notes will be transferable at any time or from time to time at the aforementioned office. No service charge will be made to the holder for any such transfer except for any tax or governmental charge incidental thereto.


Redemption

No sinking fund is provided for the Notes. The Notes are not redeemable prior to [ ], 1999. On and after that date, the Notes are redeemable in cash at the option of J.P. Morgan, in whole or in part, for the full principal amount thereof together with accrued interest to the date fixed for redemption (the "Redemption Date"); provided that, if the Redemption Date is an Interest Payment Date, interest accrued to the Redemption Date will be payable to the person to whom the relevant Note was registered on the [ ] day prior to such Interest Payment Date. If fewer than all of the outstanding Notes are to be redeemed, the Trustee shall select the Notes to be redeemed in principal amounts at maturity by lot or pro rata in such manner as the Trustee considers fair and appropriate, in each case in integral multiples of $1,000. If a portion of a holder's Note is selected for partial redemption and such holder exchanges a portion of such Note prior to such redemption, such exchanged portion shall be deemed (to the extent possible) to be the portion selected for redemption.

J.P. Morgan will be required to give notice (the "Redemption Notice") on a date not less than 30 calendar days nor more than 60 calendar days prior to the Redemption Date to all holders of Notes to be redeemed at their addresses shown in the register of the Trustee stating, among other things, the Redemption Date, the Redemption Price and the principal amount of the Notes of such holder to be redeemed.

Payment of the principal amount upon redemption of all or a portion of a
Note is conditioned upon delivery or book-entry transfer of such portion of such Note (together with necessary endorsements) to the Trustee at any time (whether prior to, on or after the Redemption Date) after the Redemption Notice is given. See "Book-Entry Issuance: The Depository Trust Company" below. Payment of the principal amount upon redemption of such portion of such Note will be made by the delivery of cash not later than the second Business Day following the later of the Redemption Date or the time of delivery or transfer of such portion of such Note. If the Trustee holds, in accordance with the terms of the Indenture, money sufficient to pay the principal amount to be redeemed of such Note on the Business Day following a Redemption Date, then, immediately after such Redemption Date, such portion of such Note will cease to be outstanding and interest on such portion of such Note will cease to accrue, whether or not such portion of such Note is delivered to the Trustee, and all other rights of the holder with respect to such portion of such Note, including the holder's right to exchange such portion of such Note for Exchange Property, shall terminate and lapse (other than the right to receive payment of the principal amount redeemed and accrued interest, if applicable upon delivery of such portion of such Note).


Exchange Rights

A holder of a Note may exchange it in whole or in part at any time after May [ ], 1996, and before the close of business on [ ], 2003; provided that if all or a portion of any Note is called for redemption, the holder thereof may exchange such portion only until the close of business on the Redemption Date. A holder may exchange a portion of such holder's Note so long as such portion is in a principal amount of $1,000 or an integral multiple thereof.

Upon presentation of all or a portion of a Note for exchange in accordance with its terms, the holder will be entitled to receive the Basket Value for the Determination Period of [ ] Baskets of Consumer Stocks per $1,000 principal amount of the Notes. The Basket Value shall be determined as the sum of the average for the Determination Period for each Consumer Basket Stock of the product of (i) the Closing Price for each Determination Day of such Consumer Basket Stock multiplied by (ii) the then-applicable Basket Composition Amount of such Consumer Basket Stock.

"Determination Period" shall mean (i) with respect to any Optional Exchange Date, the 5 Determination Days ending on the second Trading Day preceding such Optional Exchange Date or (ii) with respect to any other Exchange Date, the 10 Determination Days ending on the second Trading Day preceding such Exchange Date.

The "Closing Price" of any security on any date of determination means the closing sale price (or, if no closing price is reported, the last reported sale price) of such security on the New York Stock Exchange on such date or, if such security is not listed for trading on the New York Stock Exchange on any such date, as reported in the composite transactions for the principal United States securities exchange on which such security is so listed, or if such security is not listed on a United States national or regional securities exchange, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System, or if such security is not so reported, the last quoted bid price for such security in the over-the- counter market as reported by the National Quotation Bureau or similar organization, or if such bid price is not available, the market value of such security as determined by a nationally recognized independent investment banking firm retained for such purpose by J.P. Morgan.

A "Determination Day" with respect to any Consumer Basket Stock is any Trading Day during the Determination Period on which no Market Disruption Event has occurred, except that if, as of any Trading Day within the Determination Period ending on the second Trading Day prior to Maturity (the "Final Determination Period"), the number of Determination Days remaining in the Final Determination Period equals the number of scheduled Trading Days prior to Maturity, then each Trading Day remaining in such Determination Period shall be deemed to be a Determination Day (whether or not a Market Disruption Event occurs); provided that, if any scheduled Trading Day during the Final Determination Period shall not be a Trading Day, the market price of such stock shall be determined as of the earliest practicable time, or if no market price can be determined prior to the end of the Final Determination Period, the Closing Price for any such Trading Day shall equal zero. A "Trading Day" shall be any day on which trading occurs on the New York Stock Exchange.

A "Market Disruption Event" shall mean, with respect to any Consumer Basket Stock on any Determination Day, (i) the suspension, absence or material limitation of trading of such Consumer Basket Stock on the primary market therefor during the one-half hour period preceding the close of trading in such market or the suspension or material limitation on the primary market for trading in options contracts related to such Consumer Basket Stock, if available, during the one-half hour period preceding the close of trading in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; and (ii) a determination by the Calculation Agent in its sole discretion that the event described in clause (i) materially interfered with the ability of J.P. Morgan or any of its affiliates to unwind all or a material portion of the hedge with respect to the Notes. For purposes of determining whether a Market Disruption Event has occurred, a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange.

To exchange a Note in whole or in part for the applicable Basket Value, a holder must (i) complete and manually sign the exchange notice on the back of the Note (or complete and manually sign a facsimile thereof) and deliver such notice to the Trustee, (ii) surrender or arrange for book-entry transfer of the portion of the Note to be exchanged to the Trustee, (iii) if required, furnish appropriate endorsements and transfer documents, and (iv) if required, pay all transfer and similar taxes. The date on which all of the foregoing requirements have been satisfied is the "Exchange Notice Date". The date 7 Trading Days (subject to extension in the case of a Market Disruption Event) following the Exchange Notice Date is an "Optional Exchange Date"; provided, however, that if such Exchange Notice Date occurs following a call for redemption by J.P. Morgan or within [30 calendar days] of Maturity, such date shall be an "Exchange Date" (which term shall also include any Optional Exchange Date) and such Exchange Date shall occur on the applicable Redemption Date or at Maturity, as the case may be.

J.P. Morgan shall pay the Basket Value no later than the relevant
Exchange Date.


Exchange Property

The Exchange Property comprising one Basket of Consumer Stocks consists of (i) the Basket Composition Amount of each Consumer Basket Stock, (ii) any property (other than cash dividends and other cash distributions paid by the issuer thereof that do not constitute Extraordinary Cash Dividends and other than interest, if any, paid in respect thereof) distributed in respect of the Basket Composition Amount of each Consumer Basket Stock or other Exchange Property and (iii) any property issued or distributed upon the exchange or conversion of the Basket Composition Amount of each Consumer Basket Stock or other Exchange Property, including upon any reorganization, consolidation or merger or any sale or transfer or lease of all or substantially all the assets of the issuer of such Exchange Property; provided that Exchange Property shall not include any property distributed in respect of other Exchange Property for which an antidilution adjustment to the Basket Composition Amount has been made pursuant to the Indenture. In the case of a tender or exchange offer for all or a part of the Exchange Property of a particular type, the Exchange Property shall include all cash or other property actually received in the tender or exchange offer upon the consummation thereof. Any Exchange Property actually exchanged or converted as referred to in clause (iii) above or actually tendered or exchanged as described in the immediately preceding sentence shall cease to be Exchange Property upon consummation of the transaction in which new Exchange Property is issued or distributed in substitution, exchange or payment therefor. As used herein, an "Extraordinary Cash Dividend" means, with respect to any one- year period, all cash dividends on the Exchange Property during such period to the extent such dividends exceed on a per share basis 15% of the average price of the Exchange Property over the 10 Trading Days immediately prior to the date of such payment (less any such dividends for which an adjustment to the applicable Basket Composition Amount was previously made).


Dilution Adjustments

The Basket Composition Amount with respect to each Consumer Basket Stock is subject to adjustment (and the Exchange Property is subject to replacement) if the applicable Consumer Basket Company shall (i) pay a stock dividend or make a distribution with respect to such Consumer Basket Stock in shares of such stock, (ii) subdivide or split its outstanding shares of such Consumer Basket Stock, (iii) combine its outstanding shares of such Consumer Basket Stock into a smaller number of shares, (iv) issue by reclassification of its shares of such Consumer Basket Stock any shares of common stock of such Consumer Basket Company,
(v) issue rights or warrants to all holders of such Consumer Basket Stock entitling them to subscribe for or purchase shares of such Consumer Basket Stock at a price per share less than the market price at such time of such Consumer Basket Stock (other than rights to purchase such Consumer Basket Stock pursuant to a plan for the reinvestment of dividends or interest) or (vi) pay a dividend or make a distribution to all holders of such Consumer Basket Stock of evidences of its indebtedness or other assets (excluding any dividends or distributions referred to in clause (i) above and any cash dividends other than any Extraordinary Cash Dividends) or issue to all holders of such Consumer Basket Stock rights or warrants to subscribe for or purchase any of its securities (other than those referred to in clause (v) above). In the case of the events referred to in clauses (i), (ii), (iii) and (iv) above, the Basket Composition Amount of such Consumer Basket Stock in effect immediately prior to such event shall each be adjusted so that the holder of any Note shall thereafter be entitled to receive, upon exchange of $1,000 in principal amount of such Note, the Basket Value of
[ ] Baskets of Consumer Stocks including the number of shares of such Consumer Basket Stock which such holder would have been entitled to receive immediately following any such event had such $1,000 in principal amount been exchanged immediately prior to such event or any record date with respect thereto. In the case of the event referred to in clause (v) above, the applicable Basket Composition Amount shall be adjusted by multiplying the Basket Composition Amount in effect immediately prior to the date of issuance of the rights or warrants referred to in clause (v) above by a fraction, the numerator of which shall be the sum of the number of shares of such Consumer Basket Stock outstanding on the date of issuance of such rights or warrants immediately prior to such issuance plus the number of additional shares of such Consumer Basket Stock offered for subscription or purchase pursuant to such rights or warrants, and the denominator of which shall be the sum of the number of shares of such Common Basket Stock outstanding on the date of issuance of such rights or warrants immediately prior to such issuance plus the number of additional shares of such Consumer Basket Stock which the aggregate offering price of the total number of shares of such Consumer Basket Stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at the market price (determined as the average Closing Price per share of such Consumer Basket Stock on the [20] Trading Days immediately prior to the date such rights or warrants are issued), which shall be determined by multiplying such total number of shares by the exercise price of each such right or warrant and dividing the product so obtained by such market price. To the extent that shares of such Consumer Basket Stock are not delivered after the expiration of such rights or warrants, the Basket Composition Amount shall be readjusted to the Basket Composition Amount which would then be in effect had such adjustments for the issuance of such rights or warrants been made upon the basis of delivery of only the number of shares of such Consumer Basket Stock actually delivered. In the case of the event referred to in clause (vi) above, the applicable Basket Composition Amount shall be adjusted by multiplying the Basket Composition Amount in effect on the record date by a fraction, the numerator of which shall be the market price per share of such Consumer Basket Stock on the record date for the determination of stockholders entitled to receive the dividend or distribution referred to in clause (vi) above (such market price being the average Closing Price per share of such Consumer Basket Stock on the [20] Trading Days immediately prior to such record date) and the denominator of which shall be such market price per share of such Consumer Basket Stock less the fair market value (as determined by J.P. Morgan) as of such record date of the portion of the assets or evidences of indebtedness so distributed or of such subscription rights or warrants applicable to one share of such Consumer Basket Stock. All adjustments to any Basket Composition Amount will be calculated to the nearest 1/10,000th of a share of the applicable Consumer Basket Stock (or if there is not a nearest 1/10,000th of a share, to the next lower 1/10,000th of a share). No adjustment in any Basket Composition Amount shall be required unless such adjustment would require an increase or decrease of at least one percent therein; provided, however, that any adjustments which by reason of the foregoing are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

In the event of (A) any consolidation or merger of any Consumer Basket Company, or any surviving entity or subsequent surviving entity of such Consumer Basket Company (a "Consumer Basket Company Successor"), with or into another entity (other than a merger or consolidation in which such Consumer Basket Company is the continuing corporation and in which the applicable Consumer Basket Stock outstanding immediately prior to the merger or consolidation is not exchanged for cash, securities or other property of such Consumer Basket Stock or another corporation), (B) any sale, transfer, lease or conveyance to another corporation of the property of such Consumer Basket Company or any Consumer Basket Company Successor as an entirety or substantially as an entirety, (C) any statutory exchange of securities of such Consumer Basket Company or any Consumer Basket Company Successor with another corporation (other than in connection with a merger or acquisition) or (D) any liquidation, dissolution or winding up of such Consumer Basket Company or any Consumer Basket Company Successor (any such event, a "Reorganization Event"), the applicable Basket Composition Amount will be adjusted to provide that each holder of Notes will be entitled to the Basket Value of Exchange Property in an amount equal to (i) for any cash received in any such Reorganization Event, the amount or cash received per the Basket Composition Amount of such Consumer Basket Stock and (ii) for any property other than cash received in any such Reorganization Event, the amount of such property received per the Basket Composition Amount of the applicable Consumer Basket Stock, determined in the case of clause
(ii) as the Closing Price thereof or, in the case of property other than securities, as the fair market value thereof determined by the Calculation Agent in good faith, which shall be conclusive absent manifest error. Holders of the Notes will be responsible for the payment of any and all brokerage and other transaction costs upon the sale of such securities or other property. The kind and amount of Exchange Property after consummation of such transaction shall be subject to adjustment as described in the immediately preceding paragraph following the date of consummation of such transaction.

J.P. Morgan is required, within ten Business Days following the occurrence of an event that requires an adjustment to the any Basket Composition Amount (or if J.P. Morgan is not aware of such occurrence, as soon as practicable after becoming so aware), to provide written notice to the Trustee of the occurrence of such event and a statement in reasonable detail setting forth the method by which the adjustment to the applicable Basket Composition Amount was determined and setting forth such revised Basket Composition Amount.

The Indenture does not contain any restriction on the ability of J.P. Morgan to sell, pledge or otherwise convey all or any portion of the Exchange Property (including any Consumer Basket Stock) held by it, and no such Exchange Property will be pledged or otherwise held in escrow for use upon exchange of the Notes. Consequently, in the event of a bankruptcy, insolvency or liquidation of J.P. Morgan, the Exchange Property, if any, owned by J.P. Morgan will be subject to the claims of the creditors of J.P. Morgan. Holders of the Notes will not be entitled to any rights with respect to any Consumer Basket Stock or any other Exchange Property (including, without limitation, the exercise of voting rights and any right to receive any dividends or other distributions in respect thereof).


Calculation Agent

J.P. Morgan Securities Inc., a wholly-owned subsidiary of J.P. Morgan, shall be the Calculation Agent. Because the Calculation Agent is an affiliate of J.P. Morgan, potential conflicts of interest may exist between the Calculation Agent and the holders of the Notes, including with respect to the determination as to the existence of a Market Disruption Event. The Calculation Agent will make any such determinations in good faith, and such determinations shall be conclusive absent manifest error.


Book-Entry Issuance: The Depository Trust Company

The Notes initially will be represented by one or more global securities (the "Global Securities") deposited with The Depository Trust Company ("DTC") and registered in the name of a nominee of DTC. Except as set forth below, the Notes will be available for purchase in denominations of $1,000 and integral multiples thereof in book-entry form only. The term "Depository" refers to DTC or any successor Depository.

DTC has advised J.P. Morgan and the Underwriter as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of persons who have accounts with the DTC ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (including the Underwriter), banks, trust companies, clearing corporations and certain other organizations, some of which (and/or their representatives) own DTC. Access to the DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Upon the issuance by J.P. Morgan of Notes represented by the Global Securities, the Depository or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the Notes represented by such Global Securities to the accounts of participants. The accounts to be credited shall be designated by the Underwriter. Ownership of beneficial interests in the Notes represented by the Global Securities will be limited to participants or persons that hold interests through participants. Ownership of such beneficial interest in Notes will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the Depository (with respect to interests of participants in the Depository), or by participants in the Depository or persons that may hold interests through such participants (with respect to persons other than participants in the Depository). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in notes represented by Global Securities.

So long as the Depository for a Global Security, or its nominee, is the registered owner of such Global Security, the Depository or its nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in Notes represented by Global Securities will not be entitled to have the Notes represented by such Global Securities registered in their names, will not receive or be entitled to receive physical delivery of the Notes in definitive form and will not be considered the owners or holders thereof under the Indenture. Unless and until the Global Securities are exchanged in whole or in part for individual certificates evidencing the Notes represented thereby, such Global Securities may not be transferred except as a whole by the Depository or another nominee of such Depository or by the Depository or any nominee of such Depository to a successor Depository or any nominee of such successor Depository.

Payments of principal of and any interest on the Notes represented by Global Securities registered in the name of the Depository or its nominee will be made by J.P. Morgan through the Paying Agent to the Depository or its nominee, as the case may be, as the registered owner of the Notes represented by such Global Securities.

J.P. Morgan has been advised that the Depository or its nominee, upon receipt of any payment of principal or interest in respect of the Notes represented by Global Securities, will credit immediately the accounts of the related participants with payments in amounts proportionate to their respective beneficial interests in the Notes represented by the Global Securities as shown on the records of the Depository. J.P. Morgan also expects that payments by participants to owners of beneficial interests in the Notes represented by the Global Securities will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name". Such payments will be the responsibility of such participants.

Redemption notices shall be sent by J.P. Morgan to the Depository or its nominee. If less than all of the Notes are being redeemed, DTC's practice is to determine by lot the amount of the interest of each participant in such issue to be redeemed.

A beneficial owner shall give notice to elect to have its Notes exchanged, through its participant, to the Trustee, and shall effect delivery of such Notes by causing the participant to transfer a portion of its interest in the Notes, on DTC's records, to the Trustee. The requirement for physical delivery of Notes in connection with an exchange, redemption or at maturity will be deemed satisfied when the ownership rights in the Notes are transferred by participants on DTC's records.

If the Depository is at any time unwilling or unable to continue as Depository and a successor Depository is not appointed by J.P. Morgan within 90 days, J.P. Morgan will issue individual Notes in definitive form in exchange for the Global Securities. In addition, J.P. Morgan may at any time and in its sole discretion determine not to have Global Securities and, in such event, will issue individual Notes in definitive form, equal in aggregate principal amount to the Global Securities. In either instance, J.P. Morgan will issue Notes in definitive form, equal in aggregate principal amount to the Global Securities, in such names and in such principal amounts as the Depository shall request. Notes so issued in definitive form will be issued in denominations of $1,000 and intergral multiples thereof and will be issued in registered form only, without coupons.

Neither J.P. Morgan, the Trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Notes represented by such Global Securities or for maintaining, supervision or reviewing any records relating to such beneficial ownership interests.


Regarding the Trustee

J.P. Morgan and its subsidiaries have normal banking relationships with the Trustee, First Trust of New York, National Association, 100 Wall Street, Suite 1600, New York, New York 10005.



         Certain United States Federal Income Tax Considerations

The following is a summary of certain U.S. federal income tax consequences that may be relevant to a citizen or resident of the United States, a corporation, partnership or other entity created or organized under the laws of the United States, or an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source (any of the foregoing, a "U.S. person") who is the beneficial owner of a Note (a "U.S. Holder"). All references to "holders" (including U.S. Holders) are to beneficial owners of the Notes. This summary is based on current U.S. federal income tax law and on the advice of Cravath, Swaine & Moore, special tax counsel to J.P. Morgan. However, in the absence of clear authority (as discussed below), neither J.P. Morgan nor Cravath, Swaine & Moore makes any representation as to the U.S. federal income tax consequences to any holder or purchaser of Notes.

This summary deals only with holders who are initial holders of the Notes and who will hold the Notes as capital assets. It does not address tax considerations applicable to investors that may be subject to special U.S. federal income tax treatment, such as dealers in securities or persons holding the Notes as a position in a "straddle" (within the meaning in Section 1092 of the Internal Revenue Code of 1986, as amended (the "Code")), as part of a "conversion transaction" (within the meaning of Section 1258 of the Code) or as part of a "synthetic security" or other integrated investment, and does not address the consequences under state, local or foreign law.

No statutory, judicial or administrative authority directly addresses the characterization of the Notes or instruments similar to the Notes for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the Notes are not certain. No ruling is being requested from the Internal Revenue Service (the "IRS") with respect to the Notes and no assurance can be given that the IRS will agree with the conclusions expressed herein. ACCORDINGLY, A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE NOTES SHOULD CONSULT ITS TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS.

In the absence of clear authority, J.P. Morgan will treat the Notes as contingent debt instruments with interest accruing (and currently taxable to holders) at the stated coupon rate. Holders of Notes may be required to take the same position on their tax returns unless appropriate disclosures are made that a different position is being taken. Under this approach:

          (1) a U.S. Holder would be required to include such interest in income as it is paid or accrued, in accordance with the U.S. Holder's method of accounting; and

          (2) at the Maturity, redemption or exchange (all of the foregoing, "Retirement") of a
Note, a U.S. Holder would have income or loss equal to the difference between (i) the principal amount or Basket Value, as applicable, received by such Holder and (ii) such Holder's cost of the Note; it is expected that any such income would be ordinary interest income rather than capital gain, and that any such loss would be a capital loss;

          (3) upon the sale or other disposition (other than Retirement) of a Note, a U.S. Holder would have gain or loss equal to the difference between the amount realized and such Holder's cost of the Note; any such gain is expected to be capital gain but may be ordinary income, and any such loss would be a capital loss; and

          (4) any capital gain or loss realized by a U.S. Holder
(whether at Retirement, or upon sale or other disposition of the Notes) will be long-term capital gain or loss if the Notes were held for more than one year at the time of Retirement, sale or other disposition.

However, in the absence of authority concerning the proper tax treatment of the Notes, no assurance can be provided that the above tax characterization would be accepted by the IRS or upheld by a court. As a result, different tax consequences may apply. For example, (i) as indicated above, gain on sale or other disposition of the Notes may be ordinary income rather than capital gain, or (ii) a U.S. Holder might be required to accrue interest income at a rate greater than the stated rate on the Notes, and have less income or gain (or a greater loss) at Retirement or upon sale or other disposition of the Notes. If clause
(ii) is applicable, a U.S. Holder's tax basis for the Notes would be their original cost, increased by accruals of income and decreased by payments of interest.

In connection with clause (ii) of the preceding paragraph, recently proposed Treasury Regulations would require the accrual of interest income on the Notes based on the projected yield to maturity of the Notes. The projected yield would take into account a projected payment at Retirement of the Notes (based, among other things, upon forward pricing for the Consumer Basket Stocks). This method might result in an annual inclusion of income at a rate in excess of the stated rate of interest on the Notes. An adjustment would be made at Retirement or upon sale or other disposition to reflect the actual payment on the Notes as compared to the projected payment. Moreover, any gain on the sale or other disposition of the Notes would be ordinary income. These proposed regulations by their terms only apply to debt issued at least 60 days after publication of final regulations, and therefore would not apply to the Notes. However, no assurance can be given that the IRS or the courts would not apply the principles of the regulations to the Notes.


Non-United States Persons

In the case of a holder of Notes that is not a U.S. person, payments made with respect to the Notes should not be subject to U.S. withholding tax, provided that such holder complies with applicable certification requirements. Any capital gain realized at Retirement or upon the sale or other disposition of the Notes by a holder that is not a U.S. person will generally not be subject to U.S. federal income tax if (i) such gain is not effectively connected with a U.S. trade or business of such holder and (ii) in the case of an individual, such individual is not present in the United States for 183 days or more in the taxable year of Retirement, sale or other disposition.

Backup Withholding and Information Reporting

A holder of Notes may be subject to information reporting and to backup withholding at a rate of 31 percent of certain amounts paid to the holder unless such holder provides proof of an applicable exemption or correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules.


                              Underwriting

The Underwriter has agreed, subject to the terms and conditions set forth in the Underwriting Agreement, to purchase from J.P. Morgan the entire principal amount of Notes.

J.P. Morgan has been advised that the Underwriter proposes to offer the Notes to the public initially at the offering price set forth on the cover of this Prospectus Supplement and that, after the initial public offering, such public offering price may be changed.

J.P. Morgan has agreed in the Underwriting Agreement to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments the Underwriter may be required to make in respect thereof.

The Underwriter and its associates may be customers of, engage in transactions with, and perform services for, J.P. Morgan and its subsidiaries in the ordinary course of business.

J.P. Morgan has been advised by the Underwriter that it may make a market in the Notes; however, J.P. Morgan cannot provide any assurance that a secondary market for the Notes will develop.


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



This Prospectus Supplement and the Prospectus may be used by direct or indirect wholly-owned subsidiaries of J.P. Morgan in connection with offers and sales related to secondary market transactions in the Notes. Such subsidiaries may act as principal or agent in such transactions. Such sales will be made at prices related to prevailing market prices at the time of a sale.

The Underwriter is an indirect wholly-owned subsidiary of J.P. Morgan. The offer and sale of the Notes by the Underwriter will comply with the requirements of Schedule E of the By- laws of the National Association of Securities Dealers, Inc. (the "NASD") regarding underwriting of securities of an affiliate.


                             Legal Opinions

The validity of the Notes will be passed upon for J.P. Morgan by Margaret M. Foran, Vice President, Assistant General Counsel and Assistant Secretary of J.P. Morgan, and for the Underwriter by Cravath, Swaine & Moore. Certain tax matters with respect to the Notes will also be passed upon by Cravath, Swaine & Moore. Cravath, Swaine & Moore has represented and continues to represent J.P. Morgan from time to time in other matters. Ms. Foran owns or has the right to acquire a number of shares of common stock of J.P. Morgan equal to or less than 0.01% of the outstanding common stock of J.P. Morgan.


                                 Experts

The financial statements incorporated by reference in the Annual Report on Form 10-K of J.P. Morgan for the year ended December 31, 1994 (included in J.P. Morgan's Annual Report to Stockholders), are incorporated by reference in this Prospectus Supplement in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.



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